Exhibit 16

July 2, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4 of ClearComm, L.P.’s Form 8-K dated June 11, 2003, and have the following comments:

1.                                       We agree with the statements made in the first sentence of the first paragraph and in the second paragraph under the heading “Background” and we would add, with respect to the statements made in the last sentence of the second paragraph under the heading “Background”, that during the period from our appointment as independent auditors on July 1, 2002 until our dismissal on June 11, 2003 Deloitte did not complete an audit of the Partnership’s consolidated financial statements or a review of the Partnership’s condensed consolidated financial statements and has not issued any report on the Partnership’s consolidated financial statements as of any date or period.

2.                                       We have no basis on which to agree or disagree with the statements made in the second and third sentences of the first paragraph under the heading “Background”, the statements made in the paragraphs under the heading “Partnership’s Disagreement with Deloitte” and the statements made in the paragraph under the heading “Kevane’s Positions”.

3.                                       With respect to the statements made under the heading “Accounting Issues Raised by Deloitte”, we have the following comments:

Deloitte advised the Partnership that it disagreed with the accounting treatment applied by the Partnership to certain matters contained in the consolidated financial statements of the Partnership for the years ended December 31, 2000 and 2001, as follows:

 •               Deloitte questioned the Partnership’s presentation of a minority interest liability in its consolidated balance sheets as of December 31, 2000 and 2001 relating to the minority interests in NewComm Wireless Services, Inc., a subsidiary of the Partnership (“NewComm”).  In light of the absence of any guaranty or other contractual obligation to reimburse their share of operating losses in excess of their investment by the minority investors in NewComm, Deloitte advised the Partnership that it believed that the amount of the minority interest should be zero.

•                  Deloitte questioned the Partnership’s accounting treatment relating to the sale of common stock directly by NewComm to the minority owners of NewComm.  Deloitte advised the Partnership that it believed a dilution gain resulting from the minority investors’ investments in NewComm should have been reported separately by the Partnership in its statements of changes in partners’ capital (deficiency) for the years ended December 31, 2000 and 2001.

•                  Deloitte questioned whether the Partnership had appropriately allocated losses between the general partner and the limited partners in the Partnership’s consolidated financial statements for the years ended December 31, 2000 and 2001.  Deloitte advised the Partnership that, in the absence of a contractual provision to the contrary, Deloitte did not believe that it was appropriate to allocate losses to the limited partners in excess of their investment, and that it believed that those losses should have been allocated instead to the Partnership’s general partner.

We agree with the statement made in the sentence following the information included in the last bullet that we discussed the accounting issues described with the Audit Committee; however, we have no basis to agree or disagree with the remaining statements made in that sentence.

We agree with the statement made in the last paragraph that Deloitte advised the Audit Committee that it believed that the Partnership should restate its consolidated financial statements to correct the accounting treatment that had been afforded to the transactions described above.  Deloitte also advised the Audit Committee that it believed that Deloitte would need to perform re-audits of these consolidated financial statements in order for Deloitte to be in a position to issue a report on the restated consolidated financial statements and that it was unwilling to permit the inclusion of its report on the Partnership’s consolidated financial statements for the year ended December 31, 2002 in the Partnership’s 2002 Annual Report on Form 10-K unless audited restated financial statements for the years ended December 31, 2000 and 2001 were also presented.  These matters had not been resolved as of the date of Deloitte’s dismissal.

Yours truly,